SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 001-05483

                              WHITEHALL CORPORATION
 ..............................................................................
             (Exact name of registrant as specified in its charter)

                      2659 Nova Drive, Dallas, Texas 75229
                                 (972) 247-8747
 ..............................................................................
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.10 per share
 ..............................................................................
            (Title of each class of securities covered by this Form)

                                      None
 ...............................................................................
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports

       Rule 12g-4(a)(1)(i)  [ ] Rule 12h-3(b)(1)(ii) [ ]
       Rule 12g-4(a)(1)(ii) [ ] Rule 12h-3(b)(2)(i)  [ ]
       Rule 12g-4(a)(2)(i)  [ ] Rule 12h-3(b)(2)(ii) [ ]
       Rule 12g-4(a)(2)(ii) [ ] Rule 15d-6           [ ]
       Rule 12h-3(b)(1)(i)  [X]

 Approximate number of holders of record as of the certification or notice date:
                                       ONE

         Pursuant to the requirements of the Securities Exchange Act of 1934, Whitehall Corporation (NAME OF REGISTRANT AS SPECIFIED IN CHARTER) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: July 31, 1998                              By: /s/ Dale S. Baker
                                                     --------------------------
                                                 Name:  Dale S. Baker
                                                 Title: President

INSTRUCTIONS: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. it may be signed by an officer of the registrant, by counsel or any other duly authorized person.